ASSIGNMENT AND ASSUMPTION OF
INTEREST IN 1879 HALL, LLC

THIS ASSIGNMENT AND ASSUMPTION OF INTEREST IN 1879 HALL, LLC (this "Assignment") is made and entered into to be effective for all purposes as of the 20th day of November, 2001 (the "Effective Date"), by and between 1989, Ltd., a Cayman Islands exempt company ("Assignor') and Nineteen Eighty-Nine, LLC, a Delaware limited liability company ("Assignee"). Capitalized terms used but not defined herein shall have the meanings ascribed thereto in that certain Limited Liability Company Agreement of 1879 Hall, LLC, dated November 19, 2001 (the "LLC Agreement").

RECITALS:

WHEREAS, Assignor is a member in 1879 Hall, LLC, a Delaware limited liability company (the "Company") governed by the LLC Agreement and owns and holds certain interests in the Company ("Assignor's Interest");

WHEREAS, Assignee has agreed to acquire and Assignor has agreed to assign 100% of Assignor's Interest in the Company, together with all of the benefits, rights, duties, liabilities and obligations attendant thereto (collectively, the "Assigned Interest") in exchange for the consideration described herein;

WHEREAS, Assignor desires to transfer and assign the Assigned Interest to Assignee and Assignee desires to assume all of the liabilities, obligations and responsibilities of Assignor allocable to the Assigned Interest; and

WHEREAS, from and after the Effective Date, Assignor shall not retain any ownership interest in the Assigned Interest.

NOW THEREFORE, in consideration of the premises, warranties and mutual covenants set forth, herein, the parties hereto agree as follows:

AGREEMENTS:

    Assignment of the Assigned Interest. Assignor does hereby, convey, transfer and assign unto Assignee the Assigned Interest, including but not limited to, all of the right, title and interest of Assignor in and to the properties (both real and personal), capital, capital account balances, cash flow distributions and profits and losses of the Company which are allocable to the Assigned Interest.

    Assumption by Assignee of Obligations. From and after the Effective Date, Assignee hereby covenants and agrees that it shall assume all of the obligations, liabilities and responsibilities of the Company related to the Assigned Interest.

    Effective Date. This Assignment is made effective as of the Effective Date defined above, and from and after the Effective Date the net profits or net losses of the Company allocable to the Assigned Interest shall be credited or charged, as the case may be, to Assignee and not to Assignor, including without limitation, the obligations relating to the Assigned Interest under the LLC Agreement.

    Consideration. The consideration for the assignment of the Assigned Interest from Assignor to Assignee is a cash payment within 7 business days in the amount of $17,680,675 and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, including the assumption by Assignee of that portion of the liabilities, obligations and responsibilities of the Company allocable to the Assigned Interest.

    Counterparts. This Assignment may be executed in multiple originals or in a number of incidental counterparts, each of which constitute an original and all of which constitute, collectively, one agreement.

    Captions. The captions of the paragraphs herein are inserted for convenience of reference only and shall not be used in construing the terms and provisions hereof.

    Successors and Assigns. This Assignment shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns.

    GOVERNING LAW. THIS ASSIGNMENT IS ENTERED INTO IN FORT WORTH, TEXAS, IS TO BE PERFORMED IN FORT WORTH, TEXAS AND SHALL BE CONSTRUED AND ENFORCED WITH THE LAWS OF THE STATE OF TEXAS.

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IN WITNESS WHEREOF, this Assignment is executed to be effective as of the day and year first above written.

ASSIGNOR:

1989, Ltd.,
a Cayman Islands exempt company
By: Amalgamated Gadget, L.P., as Investment Manager
By: Scepter Holdings, Inc., its General Partner

By _________________________

Name: Robert McCormick
Title: Vice President

ASSIGNEE:

Nineteen Eighty-Nine, LLC,
a Delaware limited liability company
By: Q Funding, L.P., its Sole Member
By: Acme Widget, L.P., its General Partner
By: Scepter Holdings, Inc., its General Partner

By: _________________________

Name: Robert McCormick
Title: Vice President